EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-165530, 333-175390 and 333-189565 and Form S-3 No. 333-203932) of AVEO Pharmaceuticals, Inc. of our reports dated March 15, 2016, with respect to the consolidated financial statements of AVEO Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of AVEO Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015

/s/ Ernst & Young LLP

Boston, Massachusetts

March 15, 2016